EX-28.p.1

Bridgeway Capital Management, Inc. (“BCM”)

Bridgeway Funds, Inc. (the “Funds”)

Code of Ethics and Personal Trading Policy

September 23, 2019

I.	Overview

The purpose of this Code of Ethics and Personal Trading Policy (“Code”) is to set forth standards of conduct and personal trading guidelines that are intended to comply with Rule 204A-1 of the Investment Advisers Act of 1940, as amended (“Advisers Act”), and Rule 17j-1 of the Investment Company Act of 1940, as amended (“1940 Act”) and capture the spirit of the CFA Institute’s Code of Ethics and Standards of Professional Conduct. BCM and the Funds expect each Access Person to follow the guidelines and requirements herein.

Every Access Person will be required to certify annually that he or she has:

●	Received this Code and any amendments to this Code;

●	Read and understood this Code and recognizes s/he is subject to its provisions; and

●	Complied with the applicable provisions of this Code and has reported all personal Securities transactions and holdings required to be reported under Section III of this policy.

Please see Glossary of Terms for definitions of italicized terms used throughout this Code. Questions concerning this policy should be directed to the Chief Compliance Officer (“CCO”) of BCM and the Funds.

II.	Standards of Conduct

The Advisers Act imposes a fiduciary duty on all investment advisers, including BCM. As a fiduciary, BCM has a duty of utmost good faith to act solely in the best interests of each of its Clients, including the Funds. In meeting this fiduciary duty, BCM and its Access Persons must strive to avoid and/or if appropriate, manage and/or disclose identified potential or actual conflicts of interest. Clients entrust the firm to prudently manage their assets, which in turn places a high standard on the conduct and integrity of Access Persons. This fiduciary duty compels all Access Persons to act with the utmost integrity in all dealings. This fiduciary duty is the core principle underlying this Code and represents the expected basis of all dealings with BCM’s Clients and the Funds’ shareholders.

As stewards of other people’s money, BCM strives to uphold its business values of integrity, performance, efficiency and service. BCM’s four business values are stated in order; it is not by accident that integrity is at the top of this list. BCM will not compromise integrity to excel in any other area. Long term, BCM believes its commitment to integrity will contribute to better investment performance, service quality, and efficiency as well - but even if it doesn’t - integrity will prevail. BCM’s staff members look for ways to challenge each other positively to strive to meet this ideal. BCM encourages staff members to have open and honest communication to help each other uphold the firm’s core values, build a participant environment for all staff members and strengthen accountability of its teams.

In connection with the expectations outlined above and in an attempt to manage conflicts of interest, BCM and the Funds have established the following core principles of conduct. While the following principles are not all-encompassing, they are consistent with BCM and the Funds’ culture of trust, honesty, integrity, and openness.

A.	Core Principles

1.

Access Persons are required to comply with Federal Securities Laws. Adherence to BCM’s compliance policy manual and guidance provided by the CCO will assist Access Persons in complying with this important requirement;

2.	The interests of Clients, and the Funds’ shareholders are required to be placed ahead of those of all others;

3.	Access Persons are prohibited from taking inappropriate advantage of their position with BCM or the Funds (as applicable);

4.	Access Persons should attempt to avoid any actual conflict of interest with any Client;

5.	Personal Securities transactions are required to be conducted in a manner consistent with this Code, and should not adversely impact a Client’s account; and

6.	BCM and the Funds will strive to foster a healthy culture of compliance.

B.	General Prohibitions

The Advisers Act prohibits fraudulent activities by Access Persons. Specifically, Access Persons may not:

1.	Employ any device, scheme or artifice to defraud a Client;

2.

Make any untrue statement of a material fact to a Client or omit to state a material fact necessary in order to make the statements made to a Client not misleading, in light of the circumstances under which they are made;

3.	Engage in any act, practice or course of business that operates or would operate as fraud or deceit on a Client; or

4.	Engage in any manipulative practice with respect to a Client.

C.	Personal Conduct

1.	Acceptance of Gifts and Receipt of Business Entertainment

a.	Acceptance of Gifts

Access Persons may not accept any gifts over $100 in value from any one person or entity doing business with or potentially doing business with BCM or the Funds on a calendar year basis, with the exception of accounts subject to Department of Labor (“DOL”) oversight (such as ERISA qualified accounts), whereby BCM will limit the value of any gift or other offering to the value determined by BCM’s understanding of current DOL accepted standards. If a gift is less than $50 (e.g. gifts of de minimis value such as pens, notepads or promotional items that display the firm’s logo) it does not need to be reported to the Compliance Team and is not subject to the $100 annual gift limit per Access Person. If a gift is received by an Access Person valued at more than $100 it must be reported to the Compliance Team and the gift must be returned.

b.	Receipt of Business Entertainment

With the exception of accounts subject to DOL oversight, this policy does not impose a dollar limit on the receipt of business entertainment, items or events where the Access Person has reason to believe there is a legitimate business purpose, for example, business entertainment such as a dinner or a sporting event, of reasonable value. However, no Access Person may accept entertainment deemed to be excessive. With respect to accounts subject to DOL oversight, BCM will limit the value of any entertainment received to the value determined by BCM based on its understanding of current DOL standards. A representative of the entity providing the entertainment must be present at the event to be considered legitimate business entertainment. If a representative is not at the event, then the entertainment is considered a gift subject to the limitations described in this policy.

2.	Giving of Gifts and Business Entertainment

a.	Giving of Gifts

Access Persons are prohibited from giving any gift, gratuity, hospitality or other offering of more than $100 to any person or entity doing business with BCM or the Funds during a calendar year with the exception of accounts subject to DOL oversight (such as ERISA qualified accounts), whereby BCM will limit the value of any gift or other offering to the value determined by BCM’s understanding of current DOL accepted standards.

If a gift is less than $50 (e.g. gifts of de minimis value such as pens, notepads, promotional items that display the firm’s logo) it does not need to be reported to the Compliance Team and is not subject to the $100 annual gift limit per Access Person. All other gifts, provided shall be reported to the Compliance Team.

b.	Giving of Business Entertainment

The limits on providing gifts described above do not include providing business entertainment – items or events where the Access Person has reason to believe there is a legitimate business purpose. Examples of business entertainment include golf, a dinner, concert tickets or a sporting event. An Access Person is expected to attend any event where the entertainment is provided by BCM or the Funds. If an Access Person is unable to attend, the entertainment provided to the recipient shall be considered a gift, subject to the limitations and requirements outlined above. Access Persons may not provide business entertainment deemed to be excessive, lavish or where there is not an apparent business purpose. With regards to accounts subject to DOL oversight (such as ERISA qualified accounts), BCM will limit the value of any gift or other offering to the value determined by BCM’s understanding of current DOL accepted standards.

3.	Charitable Contributions

BCM and/or Access Persons may not make charitable contributions to organizations with the intention of unduly influencing (either directly or indirectly such as through the charitable contribution matching program) a third-party that has a current relationship with BCM and/or the Funds or is considered a business prospect.

4.	Political Contributions

Access Persons may only make political contributions as permitted in BCM’s Political Contributions Policy. Access Persons are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts. In addition, Access Persons are prohibited from considering BCM or the Funds’ current or anticipated business relationships as a factor in making political contributions. See BCM’s Political Contributions Policy for additional details.

5.	Service on Company Boards (For Profit and Not-For-Profit)

Any Access Person wishing to serve as director (or an equivalent position) for an outside public company or private company (for profit or not-for-profit) must first seek prior approval from their Team Leader and BCM’s President.

The President, in reviewing the request, will determine whether such service is consistent with the interests of BCM, the Funds, Clients and the Funds’ shareholders. See BCM’s Supervision of Outside Activities Policy for further information.

6.	Outside Business Activities

Access Persons wishing to engage in outside business activities for compensation must seek approval from their Team Leader and BCM’s President. If requested, Access Persons must provide periodic reports to the CCO, or her designee, summarizing those outside business activities. See BCM’s Supervision of Outside Activities Policy for further information.

D.	Protection of Non-Public Information

1.	Access Persons are expected to exercise diligence and care in maintaining and protecting Client and Fund shareholder non-public information as outlined in BCM’s Privacy Policy.

2.

Access Persons are also expected to not divulge information regarding BCM’s Securities recommendations or Client Securities holdings to any individual outside of the firm, except as approved by the CCO.

3.	Access Persons may not purchase or sell a security, on behalf of the firm or themselves, while in possession of material, non-public information, as outlined in BCM’s Insider Trading Policy.

4.	Access Persons are expected to adhere to any Advised Fund’s policy on the disclosure of mutual fund holdings.

Personal Trading Policy

BCM encourages all Access Persons, but IMT members especially, to hold shares of the Funds (or any other Advised Fund) as their primary method of investment. The firm’s investors should be able to expect the best performance BCM is able to achieve. In short, they should be able to say, “I want to invest in what they are investing in.”

A.	Prohibited Transactions

1.	All Access Persons

Unless specifically permitted within this Code and excluding all personal Securities transactions exempt from pre-clearance in Section III(B)(3), no Access Person shall execute a transaction in a Security when BCM (on behalf of its Clients):

a.	Is purchasing or selling in Client accounts;

b.	Has recommended for purchase or sale in Client accounts;

c.	Has decided to purchase or sell in Client accounts but has not yet made the recommendation; or

d.	Has a current model buy or sell signal but has not yet made a final decision related to such Security.

In addition, the following restrictions apply:

a.

Access Persons may not purchase or sell derivatives or options when a personal security transaction (or pre-clearance request) in its underlying Security would be denied, regardless of whether or not the derivatives or options are being traded by BCM.

In certain circumstances, the CCO may approve the sale of a personal Security even if one or more of the conditions above is present if she determines: 1) no client is harmed as a result of the transaction; 2) not approving the sale could result in a significant financial detriment to the Access Person; and 3) the Access Person is not unfairly advantaged as a result of the transaction.

2.	Investment Management Team (“IMT”) Restrictions

IMT members, including portfolio managers (with the exclusion of the Trading Team Leader who is a named portfolio manager for one strategy) may not purchase any Security that is held in any Client portfolio or is in BCM’s investable universe, except futures contracts, ETFs/ETNs or derivatives or options of the underlying futures contracts/ETF/ETN (which must be pre-approved and meet the reporting requirements outlined below), Advised Funds and Master Limited Partnerships (MLPs) (which must meet the reporting requirements), or as an approved exception per Section III(B)(3). BCM’s investable universe is defined as a Security eligible for purchase or sale in Client accounts including securities listed on an U.S. exchange, including common stocks, REITs, limited partnerships, tracking stocks, ADRs, NY registered shares and global depository receipts or a related security of a Security available on a foreign exchange. Under limited circumstances, and subject to pre-clearance requirements, members of IMT may sell Securities which are, or could be held in Client portfolios or in the investable universe.

B.	Personal Trading Restrictions

1.	Initial Public Offerings (IPO) and Private Placements (Limited Offerings)

Access Persons are prohibited from acquiring Securities in an IPO or Limited Offering unless there is a prior approval on a pre-clearance form. However, IMT members are prohibited from investing in IPOs.

2.	Holdings at the Time of Becoming an Access Person

When an individual, including a member of IMT, becomes an Access Person he or she will, generally, not be required to sell Securities held in personal accounts that are also held in Client accounts as long as the individual complies with the reporting requirements of this Code. This provision is subject to the Chief Investment Officer’s (“CIO”) review of Access Persons’ initial and annual personal securities holdings reports.

3.	Pre-Clearance of Personal Securities Transactions

Pre-clearance is required for all personal securities transactions with the exception of those outlined below:

a.	Shares of registered open-end investment companies including Advised Funds;

b.

Futures contracts, stock index options/futures ETFs/ETNs or derivatives or options of the underlying futures contract, stock index options/futures, ETF/ETN, with the exception of certain futures contracts, stock index options/futures and ETFs/ETNs that can be purchased in Client accounts, and therefore, must be pre-cleared. The list of futures contracts, stock index options/futures and ETFs/ETNs which require pre-clearance is provided to Access Persons by the Investment Management Team;

c.	Direct obligations of the United States Government;

d.	Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;

e.	Shares issued by any money market fund;

f.	Shares issued by unit investment trusts that are invested exclusively in one or more open-ended investment companies, including Advised Funds;

g.	Transactions in accounts not managed by BCM, in which the Access Person has no direct or indirect influence or control, including Managed Accounts;

h.	Master Limited Partnerships (“MLP”);

i.	Consumer credit notes (i.e. Securities that correspond to fractions of loans) or real estate notes;

j.	Oil and gas or other partnership interests that are privately offered;

k.

Securities acquired through stock dividends, automatic dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities. Please note, if the corporate action includes a selection between cash and securities, the action must be pre-cleared if opting for securities; and

l.	Transactions effected pursuant to an Automatic Investment Plan.

Access Persons may not engage in personal securities transactions unless it has been approved through BCM’s pre-clearance process. Access Persons seeking pre-clearance of personal securities transactions must complete and submit a pre-clearance request through BCM’s electronic personal trading module. John Montgomery, Elena Khoziaeva Michael Whipple and Christine Wang, members of IMT, are authorized to approve pre-clearance requests. In certain circumstances, the CCO may approve the sale of a personal security per Section III(A)(1) above. Under no circumstances may someone approve/disapprove his/her own pre-clearance request. All approved personal securities transactions must be completed within one trading day following the date of approval except as otherwise noted below. If the trade is not executed within this one day period, a new pre-clearance request must be submitted.

A new pre-clearance request will not be required if a trade is not completed within one trading day in certain circumstances including, but not limited to, the following: (i) delays in execution related to a transfer of securities; (ii) delays in execution related to gifts or donations of securities made in-kind; (iii) delays in the completion of a trade involving low liquidity stocks; and (iv) trades in illiquid or low liquidity stocks where a member of IMT determined how long the Access Person has to trade the Security prior to approving the pre-clearance request. The person reviewing the pre-clearance request is responsible for documenting such potential delays when approving the request in SchwabCT.

No explanations are required for refusals. In some cases, trades may be rejected for reasons that are confidential and/or subjective.

III.	Reporting Requirements (excluding the Funds’ Independent Directors)

A.	Quarterly Transaction Report

1.	Timing of Report

Access Persons must submit a Quarterly Transaction Report to the CCO, or his designee, through BCM’s electronic personal trading module, within 30 calendar days following the end of each calendar quarter.

2.	Content of Report

a.	Each Quarterly Transaction Report must include the following information about transactions in Securities in which the Access Person has any direct or indirect Beneficial Ownership:

i.	Date of Transaction
ii.	Name of Security
iii.	Ticker Symbol or CUSIP Number, as applicable
iv.	Interest Rate and Maturity Date, as applicable
v.	Number of Shares or Par
vi.	Principal Amount
vii.	Nature of Transaction (i.e., Purchase or Sale)
viii.	Price of Security
ix.	Name of Broker
x.	Date of the Report

b.	Transactions in the following securities are not required to be reported:

i.

Shares of registered open-end investment companies that are not Advised Funds (note: transactions in the Funds within the BCM Partner Stock Option Plan (“PSOP”) are required to be reported).    (ETFs are not considered open-end investment companies for purposes of this Code, and therefore must be reported);

ii.	Direct obligations of the United States Government;
iii.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and other high quality short-term debt instruments, including repurchase agreements;
iv.	Shares issued by any money market fund;
v.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which are Advised Funds.
vi.	Transactions in accounts not managed by BCM, in which the Access Person has no direct or indirect influence or control, including Managed Accounts; and
vii.	Transactions effected pursuant to an Automatic Investment Plan.

c.	Access Persons must also indicate on the Quarterly Transaction Report whether they established any new accounts during the previous quarter,

d.

Access Persons may provide investment statements with the report if they contain all the required information described above. Either a hard copy or an electronic version is acceptable. Access Persons may also rely on the transactions being automatically submitted through the electronic trading platform (unless otherwise communicated).

e.	Regardless of the method of communication of transactions to BCM or whether the Access Person had reportable transactions, all Access Persons must submit a Quarterly Transaction Report.

B.	Initial and Annual Holdings Report

1.	Timing of Report

a.

Access Persons are required to submit an Initial and Annual Portfolio Holdings Report to the CCO, or her designee, through BCM’s electronic personal trading module (or hard copy if electronic personal trading module is not available) indicating all personal securities holdings within 10 calendar days upon becoming an Access Person of BCM and on an annual basis thereafter, within 30 days of calendar year-end. The CCO will submit his/her Initial and Annual Portfolio Holdings Report as required. The CIO will review the CCO’s holdings on an annual basis.

2.	Content of Report

a.

Each Holdings Report must be current as of a date not more than 45 calendar days prior to submission and include the following information about the securities in which the Access Person has any direct or indirect Beneficial Ownership:

i.	Name and Type of Security
ii.	Ticker Symbol or CUSIP number
iii.	Number of Shares or Par
iv.	Principal Amount
v.	Broker or Bank Name
vi.	Date of the Report

b.	Access Persons do not have to include the following securities on their Holdings Report:

i.	Direct obligations of the United States government;
ii.	Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;
iii.	Shares issued by any money market fund;
iv.

Shares of registered open-end investment companies, except Advised Funds, which are included (ETFs are not considered open-end investment companies for purposes of this Code, and therefore must be reported);

v.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which are Advised Funds; and

vi.	Holdings in accounts not managed by BCM, in which the Access Person has no direct or indirect influence or control, including Managed Accounts.
c.	Investment statements may by submitted in lieu of the Holdings Report as long as all required information is included on the statements. Either a hard copy or an electronic version is acceptable.

d.	Regardless of the method of communication of holdings to BCM, all Access Persons must submit an Initial and Annual Portfolio Holdings Report.

C.	Managed Accounts

In order to establish a Managed Account, an Access Person must grant to the external investment manager complete investment discretion over the account. In addition, the Access Person must provide documentation evidencing s/he does not have discretion over the account to the CCO who will determine whether the account is approved as a Managed Account. Reporting, including pre-clearance, is not required for trades in this type of an account; however, Access Persons may not participate, directly or indirectly in individual investment decisions or be made aware of such decisions before transactions are executed and must certify as such to the CCO on a quarterly basis. This restriction does not preclude Access Persons from establishing investment guidelines for the manager, such as indicating industries to invest in, the types of securities to purchase or overall investment objectives. However, these guidelines may not be changed so frequently as to give the appearance that the Access Person is actually directing account investments.

D.	Review of Personal Securities Reports

The CCO, or her designee, reviews reports submitted by Access Persons and prepares a quarterly report to the Adviser’s Compliance Committee of personal securities trading and reporting violations.

The CCO submits her own personal securities reports, as required.    The CIO will review the CCO’s reports on an annual basis. In no case should an Access Person review his/her own report.

IV.	Reporting to the Funds’ Board of Directors

The Funds’ CCO shall provide a quarterly report to the Funds’ Board of Directors which shall identify any violations which required remedial action during the past quarter.

At least annually, the Funds’ CCO shall prepare a written report to the Funds’ Board of Directors that:

A.

Describes any issues arising under the Code or procedures since the last report to the Funds’ Board of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

B.	Certifies that BCM and the Funds have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

V.	Requirements of the Funds’ Independent Directors

The Funds’ Independent Directors are exempt from abiding by the Personal Conduct provisions of Section II(C). In addition, Independent Directors are exempt from all personal trading, pre-clearance and reporting requirements outlined above in Sections III and IV except as the following describes. An Independent Director of the Funds need only report a transaction in a Security if such director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Funds, should have known that, during the 15-day period immediately before or after the date of the transaction by the director, such Security was purchased or sold by the Funds or was being considered for purchase or sale by the Funds. Such transactions shall be reported to and monitored by the Funds’ CCO.

VI.	Requirements for Exempt- Access Persons

Exempt-Access Persons are exempt from abiding by the Personal Conduct provisions of Section II(C). In addition, Exempt-Access Persons are exempt from all personal trading, pre-clearance and reporting requirements outlined above in Sections III and IV.

VII.	Reporting of Violations

All Access Persons (including Exempt-Access Persons) shall report promptly any violation or suspected violation of this Code (including the discovery of any violation committed by another Access Person) to the CCO. Examples of items that should be reported include (but are not limited to): non-compliance with Federal Securities Laws; conduct that is harmful to Clients; and trading in Securities contrary to the Code.

Such persons are encouraged to report any violations or perceived violations as such good faith reports will not be viewed negatively by BCM or the Funds’ management, even if the reportable event, upon investigation, is determined not to be a violation and the CCO determines the Access Person reported such apparent violation in good faith.

The CCO, or her designee, prepares a quarterly report of personal trading and reporting violations for review by BCM’s Compliance Committee. The CCO will determine whether such violations should be reported to any mutual fund board for which BCM acts as adviser or sub-adviser.

VIII.	Sanctions

Upon discovering a violation of the Code, the CCO and President or the Funds may impose such sanctions as they deem appropriate, including, among other sanctions, a letter of censure or suspension, or termination of employment of the violator.

IX.	Board of Director Approval

The Funds’ Board of Directors shall approve any material changes to the Code within six months of the adoption of the material change.

X.	Record Keeping Requirements

The following records will be kept in accordance with this Code and for at least the minimum time periods required under applicable Federal Securities Laws:

A.	Current and historic copies of the Code;

B.	Access Persons’ written acknowledgement of receipt of the Code;

C.	Historic listings of all Access Persons subject to the Code;

D.	Violations of the Code, and records of action taken as a result of the violations;

E.	All personal securities transactions and holdings reports made by Access Persons and/or copies of investment account confirmations and statements;

F.	All pre-clearance requests and approvals/disapprovals of personal Security trading by Access Persons, including documentation of the reasons for the approval/disapproval; and

G.	Any reports made to an Advised Fund’s Board of Directors.

Glossary of Terms

A.

Access Person means any employee, director, or officer of BCM or the Funds; any other person the CCO has determined to be an Access Person because he or she is involved in making securities recommendations to Clients or has access to non-public information regarding (i) purchases or sales of securities, (ii) Security recommendations, (iii) portfolio holdings or (iv) works closely with staff that has access to such information.

B.	Advised Fund means any investment company for which BCM serves as investment adviser or sub-adviser, as defined in Section 2(a)(20) of the 1940 Act.

C.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

D.

Beneficial Ownership has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) except that the term applies to both debt and equity securities. As a general matter, “beneficial ownership” will be attributed to an Access Person who has or shares a direct or indirect Monetary interest in a Security, including through any contract, arrangement, understanding, relationship or otherwise or who has investment control over the account in which the Access Person is beneficiary. An Access Person is not considered to have a direct or indirect pecuniary interest by virtue of a power of attorney, trusteeship or executorship unless the Access Person or a member of his or her immediate family sharing the same household has a vested interest in the securities held in, or the income of, the assets of the account, trust or estate.

Beneficial Ownership typically includes:

1.	Securities held in a person’s own name;

2.	Securities held with another in joint ownership arrangements;

3.	Securities held by a bank or broker as nominee or custodian on such person’s behalf or pledged as collateral for a loan;

4.

Securities held by immediate family members sharing the same household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships); and

5.	Securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such person.

Any uncertainty as to whether an Access Person beneficially owns a Security should be brought to the attention of the CCO.

E.	Client means any person or entity for which BCM serves as an investment adviser or sub-adviser, including the Funds.

F.

Exempt-Access Person is an individual who falls under the definition of Access Person that the CCO has determined: (1) does not have access to nonpublic information with respect to Client holdings, transactions or securities recommendations; and (2) is not involved in the recommendation process. Exempt-Access Persons must, prior to being so designated and at least annually thereafter, certify to the CCO, as to the relevant facts and circumstances that formed the basis of the CCO’s above-described determination.

G.

Federal Securities Laws means the Securities Act of 1933 (“1933 Act”), the 1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach Bliley Act, any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.

H.	Independent Director means a director of the Funds who is not an “interested person” of the Funds within the meaning of Section 2(a)(19) of the 1940 Act.

I.

Initial Public Offering (“IPO”) means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

J.

Limited Offering, including a Private Placement, is defined as any security of a non-public company which is exempt from registration pursuant to Section 4(2) or Section 4(5) under the 1933 Act, or Rule 504, 505 or 506 under said Act.

K.	Managed Account is an investment account managed by an external entity in which the Access Person has no discretion over the specific securities purchased or sold within the investment account.

L.

Monetary interest has the same meaning as “pecuniary interest” as described in Rule 16a-1(a)(2) of the 1934 Act; the opportunity to directly or indirectly profit or share in any profit derived from a Security transaction.

M.	Private Placement has the same meaning as “Limited Offering”.

N.

Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a Security, the conversion of a convertible Security, and the exercise of a warrant for the purchase of a Security.

O.

Security has the same meaning as set forth in Section 202(a)(18) of the Advisers Act. Some of the more common instruments included in this definition are any note, stock, treasury stock, bond debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, interest in a Private Placement, or any put, call, straddle or option on any Security or on any group or index of securities. Please note that shares of closed-end funds and derivatives and options of Securities are included in the definition of Security. Furthermore, all shares of ETFs, whether organized as open-end funds or otherwise, are considered Securities for purposes of this Code.